EXHIBIT 21

                             BISCAYNE APPAREL, INC.
                         SUBSIDIARIES OF THE REGISTRANT
                      FOR THE YEAR ENDING DECEMBER 31, 1996



Biscayne Apparel International, Inc., a Delaware corporation

d/b/a:      Andy Johns Fashions International
            Andy Johns Kids
            KAOS
            Varon, Inc.
            Varon & Sons, Inc.
            Amy Industries

Mackintosh of New England Co., a Delaware corporation

Mackintosh (UK) Limited, a United Kingdom corporation

Amy Industries De Honduras, S.A. de C.V., a Honduran corporation

Scientific Products, Inc.

M&L International, Inc., an Illinois corporation

Unidex Garments (Philippines), Inc., a Philippine corporation

Watersports Garment Manufacturing, Inc., a Philippine corporation

GES Sportswear Manufacturing Corporation, a Philippine corporation

Teri Outerwear Manufacturing, Inc., a Philippine corporation

M&L Holding (Hong Kong) Limited, a Hong Kong corporation